Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of American Battery Technology Company on Form S-3 (File Nos. 333-274524, 333-271954 and 333-252492) and Form S-8 (File No. 333-257800) of our report dated September 27, 2023, with respect to our audits of the consolidated financial statements of American Battery Technology Company as of June 30, 2023 and 2022, and for the years then ended, which report is included in this Annual Report on Form 10-K of American Battery Technology Company for the year ended June 30, 2023.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA

September 27, 2023